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EXHIBIT 4.4. ENGLISH SUMMARY OF THE STOCK PURCHASE AGREEMENT BETWEEN BANCOLOMBIA
AND TEXTILES FABRICATO TEJICONDOR S.A.

BANCOLOMBIA'S ACQUISITION OF COMERCIA S.A. (CURRENTLY FACTORING BANCOLOMBIA S.A. COMPANIA DE FINANCIAMIENTO)

1. ACQUISITION - PURPOSE

Factoring Bancolombia S.A. Compania de Financiamiento (formerly COMERCIA S.A. "COMERCIA") is a Commercial Finance Company regulated and supervised by the Colombian Superintendency of Finance. Bancolombia's acquisition of COMERCIA's shares was carried out pursuant to the following two agreements:

1. The first transaction was completed pursuant to an agreement executed between Bancolombia and Textiles Fabricato Tejicondor S.A. on May 8, 2006 for the purchase of 9,803,685 ordinary shares, representing a 55.61% of the total subscribed and paid-in capital of COMERCIA.

2. The second transaction was completed pursuant to an agreement executed between the same parties on June 30, 2006, for the purchase of 6,868,409 ordinary shares, representing a 38.96% of the total subscribed and paid-in capital of COMERCIA.

After the completion of the second transaction Bancolombia held 94.57% of the total subscribed and paid-in capital of COMERCIA S.A.

Both agreements were signed by Sergio Restrepo Isaza as legal representative of Bancolombia S.A. and Luis Mariano Sanin Echeverri as legal representative of Textiles Fabricato Tejicondor S.A


2. PARTIES:

BUYER: BANCOLOMBIA S.A.
SELLER: TEXTILES FABRICATO TEJICONDOR S.A

3. LEGAL AUTHORIZATION

Pursuant to applicable legislation, in order to proceed with an acquisition of 10% or more of the subscribed shares of a financial institution such as COMERCIA, it is required to obtain the authorization of the Colombian Superintendency of Finance. On March 14, 2006, pursuant to Communication No. 2005061674-007-000 Bancolombia obtained the authorization to acquire up to 94.9994% of COMERCIA's total share capital.

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4. PRICE:

1. The amount paid for the 55.61% stake was Ps 24,609,504,197.60, which is equivalent to Ps 2,510.23 per share, paid on May 8, 2006, the same date the shares were endorsed and transferred.

2. The amount paid for the 38.96% stake was Ps 17,241,286,324.10, which is equivalent to Ps 2,510.23 per share, paid on June 30, 2006, the same date as the shares were endorsed and transferred.

The consideration for both transactions was paid in cash.

5. NO ENCUMBRANCES

The shares, duly endorsed and transferred, were legally and validly acquired by TEXTILES FABRICATO TEJICONDOR S.A. The shares were transferred free from all encumbrances, embargo or any other limitation with regard to their corresponding ownership rights. TEXTILES FABRICATO TEJICONDOR S.A. shall be obliged to disencumber the shares in all those cases duly provided for by law, especially when they are affected by defects (vicios redhibitorios) or encumbrances with regard to their title and right to possession. TEXTILES FABRICATO TEJICONDOR S.A. duly declared that there were no agreements, either with shareholders or with third parties that would prevent Bancolombia from exercising the rights acquired to the shares and that the sale and transfer of said shares may be carried out freely without this constituting a breach of any agreement or obligation entered into and in force by the shareholders of COMERCIA or by COMERCIA S.A.

6. RESPONSABILITIES - INDEMNITIES

TEXTILES FABRICATO TEJICONDOR S.A. shall indemnify Bancolombia for the accuracy of all representations and guarantees contained in the agreements and shall indemnify Bancolombia for any damage incurred or arising from any inaccuracy contained in such representations and guarantees, providing said damages originate in events (i) occurring before the date on which the shares were endorsed and transferred and not declared by TEXTILES FABRICATO TEJICONDOR S.A. before that date , and (ii) that were not known to Bancolombia and without any negligence on the Bancolombia's part; and (iii) providing the damages considered individually exceed the sum of one hundred million pesos (Ps100,000,000).

The obligation to indemnify Bancolombia shall continue in force for a term of three (3) years beginning on the date the shares were endorsed and transferred.

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